Exhibit 23.1






                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
United National Bancorp:


We consent to incorporation by reference in the Registration Statement filed on Form S-4, pertaining to UNB Capital Trust I 10.01% Series B Capital Securities, of our report dated January 14, 1997, relating to the consolidated balance sheet of United National Bancorp and subsidiary as of December 31, 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report is included in the December 31, 1996 Annual Report on Form 10-K of United National Bancorp, incorporated by reference in the Registration Statement and to the reference to our firm under the heading "Experts" in the prospectus.


                                                   /S/ KPMG Peat Marwick LLP


Short Hills, New Jersey
April 17, 1997